RELEASE AGREEMENT

This Release Agreement (the “Release Agreement”), by and between Lodgian, Inc. (the “Company”)1 and Linda B. Philp (“You” or “Your”) (collectively, the “Parties”) is effective as of December 16, 2005 (the “Effective Date”).

WHEREAS, You are currently employed as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, You and the Company are parties to the Executive Employment Agreement dated February 7, 2005 (the “Employment Agreement”);

WHEREAS, You have previously notified the Company of Your intention to resign as Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, the Company has agreed to accept Your resignation as an employee of the Company effective December 16, 2005 (the “Separation Date”);

WHEREAS, You and the Company have agreed to enter into a consulting agreement (the “Consulting Agreement”) in the form attached as Exhibit A hereto, that provides, among other things, that you will retain Your title of Executive Vice President and Chief Financial Officer until the earlier of March 15, 2006 or the date upon which the Company requests that You resign Your position; and

WHEREAS, the Parties desire to enter into this Release Agreement for the purpose of resolving and setting forth the terms upon which the Employment Agreement is being terminated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

1. Consideration. Provided that You satisfy the conditions of this Release Agreement, and do not revoke this Release Agreement, the Company will provide to You the separation benefits as set forth in Section 4 below. The Company’s obligations set forth in the preceding sentence shall be conditioned upon Your compliance with the terms of the Consulting Agreement and Your compliance with all restrictive covenants and post-termination obligations to which You are subject, including, but not limited to, the restrictive covenants contained in this Release Agreement. Any material breach by You of this Release Agreement, the Consulting Agreement or any obligations to which You are subject shall constitute a breach of this Release Agreement, and all of the Company’s obligations under this Release Agreement, including, but not limited to, the obligation to provide the separation benefits stated in Section 4 below, shall immediately cease.

2. Consulting Agreement. You agree to enter into the Consulting Agreement with an effective date of December 19, 2005 and abide by the Consulting Agreement in all material respects.

3. Separation Benefits. The Company shall provide You the separation benefits as provided for below provided that You:

(a)	enter into and abide by the terms of the Consulting Agreement;

(b)	execute, and do not revoke, the Release Agreement; and

(c)	comply with all obligations to the Company to which You are subject, including, but not limited to, all restrictive covenants and post-termination obligations contained in this Release Agreement.

The separation benefits shall consist of the following:

(a)	Separation Payments. The Company will pay You a lump sum of $112,750 on January 3, 2006, (provided that the Revocation Period has lapsed, or otherwise on the date immediately following the date the Revocation Period lapses) and pay You an additional lump sum of $56,375 on March 15, 2006;

(b)	Paid Vacation. The Company will pay You Your accrued and unused vacation in the amount of $8,673.00 on January 3, 2006;

(c)	Payment of COBRA Premiums. Pay the Company’s portion of Your COBRA premiums for family coverage under the Company’s major medical, dental and vision group health plan on a monthly basis through June 16, 2006;

The separation benefits described in (a) – (c) above shall collectively be referred to as the “Separation Benefits.”

The Separation Benefits stated above will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed above shall terminate immediately upon any breach by You of the Release Agreement.

4. Release. In exchange for the consideration stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Release Agreement, including, but not limited to, claims arising out of Your employment or the Employment Agreement, claims arising by virtue of Your status as an officer of the Company or an officer or director of any of its subsidiaries, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys’ fees, or any other compensation.

You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Release Agreement. You also acknowledge and agree that the Employment Agreement has terminated and is of no further force or effect as of the Effective Date.

Notwithstanding anything to the contrary in this Section 5, the Parties acknowledge and agree that (a) this Release Agreement does not waive Your right to (i) claim or receive indemnification as an officer of the Company under any applicable state laws, the Company’s Articles of Incorporation, or the Company’s By-laws, or (ii) claim or receive insurance coverage or be defended under any officers insurance coverage which applies to officers of the Company and which applies to You in Your capacity as the Executive Vice President and Chief Financial Officer of the Company; and (b) You do not waive any claims arising under this Release Agreement.

5.	ADEA/OWBPA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2, (the “Waiver”). You understand and agree that:

i.	this Release Agreement is written in a manner that You understand;

ii.	You do not release or waive rights or claims that may arise after You sign this Release Agreement;

iii.	You waive rights and claims You may have had under the ADEA and the OWBPA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

iv.	You have been advised to consult with an attorney before signing this Release Agreement;

v.	You have 21 days (the “Offer Period”) from receipt of this Release Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Release Agreement, whether material or immaterial, do not restart the running of the Offer Period;

vi.	You have seven (7) days after signing this Release Agreement to revoke this Release Agreement (the “Revocation Period”). If You revoke, the Release Agreement shall not be effective or enforceable and You shall not be entitled to the Separation Benefits stated above. To be effective, the revocation must be in writing and received by the Senior Vice President, General Counsel & Secretary, Daniel Ellis, at Lodgian, Inc., 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326, or his successor, within the Revocation Period; and

vii.	this Waiver will not become effective or enforceable until the Revocation Period has expired.

6. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.2

A. Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Release Agreement or otherwise complying with this Release Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; or (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.

The obligations under this sub-section 7A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights and protections available in this Release Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

B. Non-Solicitation of Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this sub-section 7B apply only to the Customers with whom You had Contact.

C. Non-Recruit of Employees. Non-Recruit of Employees. During the Restricted period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business. The restrictions set forth in this sub-section 7C apply only to Employees with whom You had direct or indirect contact during the last year of Your employment with the Company.

D. Non-Competition. During the Non-Competition Restricted Period, You will not, on Your own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any of the activities which You performed, or which are substantially similar to those which You performed, as Executive Vice President and Chief Financial Officer of the Company. Nothing in this sub-section 7D or this Release Agreement shall be construed to prohibit You from performing activities which You did not perform for the Company.

E. Definitions. Unless otherwise indicated, the capitalized terms in this sub-section 8 shall be defined as follows:

(i) “Business” shall mean the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.

(ii) “Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

(iii) “Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

(iv) “Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

(v) “Employee” means any person who (i) is employed by the Company at the time Your employment or Consulting Agreement with the Company ends, or (ii) is employed by the Company during the Restricted Period.

(vi) “Non-Competition Restricted Period” means the time period during Your employment with the Company, and for six (6) months after Your employment with the Company ends.

(vii) “Restricted Period” means the time period during Your employment with the Company, and for two (2) years after Your employment with the Company ends.

(viii) “Territory” means the fifteen (15) mile radius surrounding the Company’s corporate office at 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326.

(ix) “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7. Injunctive Relieve. If You breach any portion of this Agreement, You agree that:

(a)	the Company would suffer irreparable harm;

(b)	it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and

(c)	if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security.

Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

8. Independent Enforcement. The covenants contained in Section 7 of this Release Agreement shall be construed as agreements independent of any other agreements or any other provision in this Release Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Release Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 7 of this Release Agreement. The Company shall not be barred from enforcing the restrictive covenants contained in Section 7 of this Release Agreement by reason of any breach of any other part of this Release Agreement or any other agreement with You.

9. Entire Agreement. This Release Agreement, including Exhibits A and B which are incorporated by reference, constitutes the entire agreement between the Parties. This Release Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment, including, but not limited to, the Employment Agreement. You acknowledge that the restrictive covenants contained in Section 7 of this Release Agreement supersede any restrictive covenants entered into between the Parties. Other than the terms of this Release Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Release Agreement.

10. No Admission of Liability. This Release Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Release Agreement to reach a mutual agreement concerning Your employment with the Company up to and including the day You sign this Release Agreement.

11. Severability. The provisions of this Release Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

12. Attorneys’ Fees. In the event of litigation relating to this Release Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.

13. Governing Law. The laws of the State of Georgia shall govern this Release Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

14. Consent to Jurisdiction. You agree that any claim arising out of or relating to this Release Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

15. Successors and Assigns. This Release Agreement, including Exhibits A and B, shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.

16. Voluntary Agreement. You acknowledge the validity of this Release Agreement and represent that You have the legal capacity to enter into this Release Agreement. You acknowledge that You have carefully read this Release Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

IN WITNESS WHEREOF, the Parties hereto have executed this Release Agreement as of the Effective Date.

LODGIAN, INC.	LINDA B. PHILP
By: s/ Daniel E. Ellis	s/ Linda B. Philp

Title: Senior Vice President & General Counsel	Date: December 16, 2005

Date: December 16, 2005

1 The term “Company” includes the company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

2 Unless otherwise indicated, all capitalized terms used in this Section 7 are defined in sub-section 7E.

EXHIBIT A

[Exhibit A located on next page]

AGREEMENT FOR CONSULTING SERVICES

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into effective as of the 19th day of December, 2005, by and among Lodgian, Inc. a Delaware corporation (the “Company”), and Linda B. Philp (“Consultant”).

BACKGROUND

WHEREAS, Consultant is currently the Executive Vice President and Chief Financial Officer of the Company; and

WHEREAS, Consultant has indicated her intention to resign as an employee of the Company effective December 16, 2005; and

WHEREAS, The Company desires that the Consultant remain the Executive Vice President and Chief Financial Officer of the Company until the earlier of March 15, 2006 or the date upon which the Company requests that Consultant resign the position of Executive Vice President and Chief Financial Officer.

NOW, THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

SECTION 1

SCOPE OF SERVICES

Until the earlier to occur of (a) March 15, 2006 or (b) the date upon which the Company hires a replacement Chief Financial Officer, Consultant will act as the Company’s Executive Vice President and Chief Financial Officer and perform all duties customary of that position, including, but not limited to the following:

(a)	Assistance with the Company’s continued compliance with Section 404 of the Sarbanes-Oxley Act;

(b)	Assistance with the preparation of the Company’s Annual Report on Form 10-K for the fiscal year 2005; and

(c)	Assistance with the closing of the Company’s books for fiscal year 2005, and

(d)	Such other services as reasonably requested by the Company.

Should the Company hire a replacement Chief Financial Officer before the end of the Term of this Agreement, Consultant agrees to immediately resign the position of Executive Vice President and Chief Financial Officer. However, Consultant will continue to perform services for the Company, which will generally consist of consulting with the replacement Chief Financial Officer, or other designated company employees, in order to effect a smooth and orderly transition.

SECTION 2

TERM OF AGREEMENT

This Agreement shall commence on December 19, 2005 and shall continue until March 15, 2006, provided that the Company may earlier terminate this Agreement at any time for any reason whatsoever or for no reason upon fourteen (14) days prior written notice to the Consultant.

SECTION 3

CONSIDERATION

In consideration of the services to be performed by Consultant, Company agrees to pay to Consultant on an hourly basis at the rate of $250.00 per hour. Consultant will provide a detailed invoice to the Company on a bi-weekly basis and Company shall pay each invoice submitted by Consultant within fifteen (15) days of receipt.

SECTION 4
HOURLY COMMITMENT

Consultant and Company agree to meet periodically throughout the Term of this Agreement to determine the appropriate number of hours the Consultant will need to work per week in order to fulfill Consultant’s responsibilities under this Agreement. It is the expectation of the parties that Consultant will work between 24 – 40 hours per week throughout the Term of this Agreement.

SECTION 5

LIMITATION ON AUTHORITY

Consultant shall not represent to any third party that Consultant has the authority to enter into any contract on behalf of Company or otherwise bind Company and shall not enter into any agreements on behalf of Company or purporting to bind Company unless expressly authorized to do so in writing by Company with reference to the specific agreement.

SECTION 6

INDEMNIFICATION

To the fullest extent permitted by applicable law, Company shall indemnify, defend and hold harmless Consultant from and against any and all losses, claims, damages, expenses and liabilities of any nature whatsoever, suffered or incurred by Consultant, including, without limitation, reasonable attorneys’ fees and court costs and other expenses and costs reasonably incurred, arising out of or in connection with the performance of Consultant’s duties under this Agreement or any action taken or omitted by Consultant by or on behalf of Company pursuant to the authority granted by this Agreement, even if such losses, claims, damages, expenses or liabilities are caused in whole or in part by the negligence of Consultant; provided, however, this indemnification does not apply to the extent any such losses, claims, damages, expenses or liabilities are caused by the fraud, gross negligence or willful misconduct of Consultant or result from the breach of this Agreement by Consultant. Company’s obligations under this Section 6 shall survive the termination of this Agreement. Consultant agrees to give Company prompt notice of any such claim, demand, or action and shall, to the extent Consultant is not adversely affected, cooperate fully with Company in defense and settlement of said claim, demand, or action.

SECTION 7

MISCELLANEOUS

7.1 Consultant shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder.

7.2 This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Georgia as they apply to a contract executed, delivered, and performed solely in such State.

7.3 The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Consultant. Consultant agrees that she shall not be entitled to participation in any Company benefit plan.

7.4 All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

7.5 Any and all notices, offers, demands or elections required or permitted to be made under this Agreement (“Notices”) shall be in writing, signed by the party giving such Notice, and shall be deemed given and effective (i) when hand-delivered (either in person by the party giving such notice, or by its designated agent, or by commercial courier) or (ii) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor (“Postal Service”) is making regular deliveries of mail on all of its regularly appointed week-day rounds in Atlanta, Georgia) following the day (as evidenced by proof of mailing) upon which such notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service, and addressed to the other party at such party’s respective address as set forth on the signature page of this Agreement, or at such other address as the other party may hereafter designate by Notice.

7.6 This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

7.7 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

7.8 Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, arbitration in the Atlanta, Georgia metropolitan area, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees, except that in the discretion of the arbitrator, any award may include the cost of a party’s counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

7.9 This Agreement may be executed in any number of counterparts, all of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

LODGIAN, INC.

By:___________________________________
Name:_______________________________
Title:________________________________
Address:	3445 Peachtree Road, Suite 700
Atlanta, GA 30326

LINDA B. PHILP

1425 Landings Chase
Alpharetta, GA 30005